Supplement dated June 26, 2006 to Prospectus Supplement dated May 30, 2006 (To Prospectus dated April 7, 2006)

$316,914,052 (Approximate; subject to a permitted variance of plus or minus 5%)

Citigroup Mortgage Loan Trust 2006-4
Issuing Entity

Mortgage Pass-Through Certificates, Series 2006-4

Citigroup Mortgage Loan Trust Inc.
Depositor

Citigroup Global Markets Realty Corp.
Sponsor

PHH Mortgage Corporation
National City Mortgage Co.
Wells Fargo Bank, N.A.
SunTrust Mortgage, Inc.
Washington Mutual Bank
GMAC Mortgage Corporation
Servicers

CitiMortgage, Inc.
Master Servicer and Trust Administrator

Citibank, N.A.
Paying Agent, Certificate Registrar and Authenticating Agent

The definition of “Senior Interest Distribution Amount” on page S-54 is deleted in its entirety and replaced with the following:

“Senior Interest Distribution Amount”: With respect to each loan group, the Senior Interest Distribution Amount on each distribution date is equal to the aggregate of the Interest Distribution Amounts for that distribution date for the related Class A Certificates and related Interest Only Certificates and, in the case of the first distribution date, for the related Residual Certificates if applicable.

The tables entitled “Percent of Initial Certificate Principal Balance Outstanding” for the Class 2-A2 Certificates and the Class 2-A3 Certificates on page S-35 are deleted in their entirety and replaced with the following:

Percent of Initial Certificate Principal Balance Outstanding

	Class 2-A2					Class 2-A3
Distribution Date	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial Percentage	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
May 25, 2007	100	100	100	100	100	100	100	100	100	100
May 25, 2008	100	100	100	100	100	100	100	100	100	100
May 25, 2009	100	100	100	100	100	100	100	100	100	100
May 25, 2010	100	100	100	100	0	100	100	100	100	46
May 25, 2011	100	100	100	0	0	100	100	100	77	2
May 25, 2012	100	100	100	0	0	99	96	91	38	0
May 25, 2013	100	100	100	0	0	99	90	79	16	0
May 25, 2014	100	100	86	0	0	98	82	65	6	0
May 25, 2015	100	100	47	0	0	96	73	50	2	0
May 25, 2016	100	100	35	0	0	94	62	37	2	0
May 25, 2017	100	100	26	0	0	91	53	28	1	0
May 25, 2018	100	100	19	0	0	88	46	20	1	0
May 25, 2019	100	100	14	0	0	85	39	15	*	0
May 25, 2020	100	100	10	0	0	82	33	11	*	0
May 25, 2021	100	100	8	0	0	79	28	8	*	0
May 25, 2022	100	100	5	0	0	76	23	6	*	0
May 25, 2023	100	100	4	0	0	72	20	4	*	0
May 25, 2024	100	100	3	0	0	68	16	3	*	0
May 25, 2025	100	100	2	0	0	64	13	2	*	0
May 25, 2026	100	100	1	0	0	59	11	2	*	0
May 25, 2027	100	100	1	0	0	54	9	1	*	0
May 25, 2028	100	91	1	0	0	49	7	1	*	0
May 25, 2029	100	72	*	0	0	44	6	*	*	0
May 25, 2030	100	55	*	0	0	38	4	*	*	0
May 25, 2031	100	41	*	0	0	32	3	*	*	0
May 25, 2032	100	29	*	0	0	26	2	*	*	0
May 25, 2033	100	18	*	0	0	19	1	*	*	0
May 25, 2034	100	10	*	0	0	12	1	*	*	0
May 25, 2035	100	3	*	0	0	4	*	*	*	0
May 25, 2036	0	0	0	0	0	0	0	0	0	0
Weighted Average Life to Maturity in Years(1)	29.32	24.71	10.20	4.51	3.23	20.81	12.69	9.75	6.00	4.04
Weighted Average Life to Optional Termination in Years(1)(2)	27.74	14.24	7.98	4.51	3.23	20.68	11.15	7.52	5.13	3.66

* If applicable, represents less than one-half of one percent, but greater than zero.
(1) The weighted average life of a certificate is determined by (a) multiplying the amount of each distribution of principal by the number of years from the date of issuance of the certificate to the related distribution date, (b) adding the results and (c) dividing the sum by the initial Certificate Principal Balance of the certificate.
(2) Assumes an optional purchase of the mortgage loans on the earliest possible distribution date on which it is permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Citigroup